Exhibit 99.1

Qualigen Therapeutics, Inc. Provides Corporate Update

and Reports First Quarter 2022 Financial Results

CARLSBAD, Calif., May 13, 2022 — Qualigen Therapeutics, Inc. (Nasdaq: QLGN), a diversified life sciences company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, while also commercializing diagnostics, today announces its financial results for the first quarter ended March 31, 2022, and provides an update on its diagnostics business, therapeutics pipeline, and other corporate developments.

Corporate Highlights During Q1 and to Date:

●	Resumed worldwide sales, marketing, and distribution rights for FastPack® from former partner, Sekisui Diagnostics; expected to lead to meaningful sales growth

●	Entered into definitive agreements to acquire majority stake in Israeli diagnostics technology company NanoSynex, with closing expected in Q2 2022

●	Shishir Sinha appointed as Sr. Vice President, Chief Operating Officer, to lead Qualigen’s growing diagnostics business

●	Secured worldwide rights to G-Quadruplex-selective transcription inhibitors from University College London to develop as cancer therapeutics – QN302 — and engaged world renowned scientist Prof. Stephen Neidle as a consultant

●	QN-302’s scientific importance recognized as three posters were accepted for presentation at the prestigious American Association for Cancer Research (AACR) conference

●	Engaged TD2, a leading oncology focused contract research organization, for the development of QN-302 for solid tumors, in particular pancreatic cancer

●	Extended its research collaboration with University of Louisville Research Foundation for its RAS Program

Michael Poirier, Qualigen’s Chairman and CEO commented, “We are pleased with all that we accomplished in the first quarter of 2022 as we executed on our mission of putting patients first while maximizing stakeholder value as a diversified life sciences company. With respect to our therapeutics pipeline, we implemented an exclusive worldwide license agreement with UCL Business Ltd, the commercialization company for University College London, to develop QN-302, which now represents our lead therapeutics program. QN-302 is a G-Quadruplex (G4) selective transcription inhibitor which we are developing to treat pancreatic cancer, prostate cancer as well as other rare solid tumors. We also presented in vivo research that demonstrate the potential of the compound to treat multiple cancer types during the AACR conference; and at the end of the quarter, we announced TD2 as our CRO. We are on track with IND-enabling studies this year, and we are looking forward to discussing further progress in this development.”

“In March, we extended and expanded our research agreement with the University of Louisville Research Foundation to develop our RAS-F platform. This facilitates our efforts to generate and select additional compounds, fully explore mechanisms within the RAS pathway, and drive the program towards a lead clinical candidate.”

“The end of the quarter also marked our return to fully managing the sales, marketing, and distribution of FastPack®, which is our revenue producing diagnostic business. As of April 1, 2022, we will be entitled to 100% of the revenue from FastPack® sales that was previously shared with Sekisui. The decrease in first quarter revenue represented a one-time event due to the expiration of our distribution agreement with Sekisui, which resulted in Sekisui reducing its purchases from us during the quarter as it sold off its remaining inventory prior to termination of the agreement. In April we assumed experienced sales professionals from Sekisui and our outlook for future quarters continues to show sales growth. We expect to demonstrate increased revenues in upcoming quarters.”

“The successful development and commercialization of diagnostics is part of our corporate DNA, and in furtherance of this we recently announced the signing of definitive agreements to acquire a majority stake in NanoSynex in a mostly-stock deal. NanoSynex’s potentially game-changing technology is an Antimicrobial Susceptibility Testing (AST) platform that aims to provide clinical laboratories worldwide with a rapid, accurate and personalized test for bacterial infections, with the goal of quickly matching the correct antibiotics to treat a patient’s particular infection. With NanoSynex’s technology, we aim to make a meaningful impact in the global fight against antibiotic resistant ‘superbugs’.”

“We believe there is significant potential in this platform, and that it provides us with the opportunity to leverage our long-standing diagnostics development, regulatory and commercial expertise to help bring this platform to market, which we believe will enable better targeting of antibiotics for their most suitable uses to ultimately result in faster and more efficacious treatment, thereby potentially reducing hospitals mortality and morbidity rates. We have also assigned Shishir Sinha, who has expertly managed our FastPack® operations, to oversee our entire diagnostics business. We believe Shishir’s expertise will be valuable to help that business continue to grow both organically through our newly re-acquired distribution rights to FastPack® and through the NanoSynex partnership,” concluded Mr. Poirier.

First Quarter Financial Highlights

Revenues for the three months ended March 31, 2022, were $0.7 million compared to approximately $1.9 million in the same quarter of the previous year. All revenues generated during the quarter were from product sales of diagnostic tests. Product sales declined to $0.7 million from $1.4 million in the same quarter of the previous year due to the termination of our distribution agreement with Sekisui Diagnostics on March 31, 2022, resulting in reduced sales to Sekisui during the quarter as it sold off its remaining inventory prior to termination of the agreement.

The Company expects increased sales in future quarters as Qualigen will receive 100% of the revenue from FastPack® sales that was previously shared with Sekisui.

There were no license revenues during the three months ended March 31, 2022, compared to approximately $0.5 million in license revenues from Yi Xin under a Technology Transfer Agreement during the first quarter of the previous year.

For the three months ended March 31, 2022, Qualigen reported a net loss of $4.3 million, or $0.12 per share, compared to a net loss of $5.2 million, or $0.19 per share, for the corresponding period in 2021.

Research and development costs decreased from $3.5 million for the three months ended March 31, 2021 to $1.9 million for the three months ended March 31, 2022. The reduction in expenses was primarily due to a $2.6 million decrease in pre-clinical research costs related to the potential application of QN-165 for the treatment of COVID-19 (which has since been deprioritized), offset by an increase of $0.4 million in pre-clinical research costs for QN-302, which we acquired in January 2022, an increase of $0.4 million in pre-clinical research costs for QN-247, an increase of $0.1 million in pre-clinical research costs for our RAS program, and an increase of about $0.1 million in payroll related expenses.

General and administrative expenses were approximately $2.9 million, and sales and marketing expenses were approximately $0.1 million, for the three months ended March 31, 2022, consistent with the same period in 2021.

As of March 31, 2022, Qualigen Therapeutics had $13.6 million in cash.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a diversified life sciences company focused on developing treatments for adult and pediatric cancer, as well as maintaining and expanding its core FDA-cleared FastPack® System, which has been used successfully in diagnostics for over 20 years. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML). The investigational compounds within Qualigen’s RAS-F family of RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. In addition to its oncology drug pipeline, Qualigen has an established diagnostics business which manufactures and distributes proprietary and highly accurate rapid blood testing systems to physician offices and small hospitals for the management of prostate cancer and other diseases and health conditions.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s strategy, plans and objectives, including statements related to the anticipated timing of the closing of the NanoSynex transaction and the Company’s ability to bring this platform to market, the Company’s prospects and strategy for its diagnostics business, the development of its therapeutic drug candidates, including anticipated timing of IND-enabling studies for QN-302, and the Company’s ability to continue to fund operations into mid-2023. Actual events or results may differ from the Company’s expectations. For example, there can be no assurance that the closing conditions for the NanoSynex transaction will be satisfied or that the Company will be able to maintain its diagnostic sales and marketing engine without interruption following the expiration of its distribution agreement with Sekisui Diagnostics, compete with others in this industry or expand market demand and/or market share for its FastPack® diagnostics product, nor can there be any assurance that the Company will be able to successfully develop any drugs (including QN-302, QN-247 and RAS-F); that preclinical development of the Company’s drugs (including QN-302, QN-247 and RAS-F, and the deprioritized infectious-disease drug candidate QN-165) will be completed on any projected timeline or will be successful; that any clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline, or at all; that any future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs will receive required regulatory approvals (or Fast Track designation or Orphan Drug status) or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s currently owned and in-licensed patents would prevent competition; or that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products (including QN-302, QN-247 and RAS-F, and QN-165). The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fails to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Jules Abraham

JQA Partners, Inc.

(917) 885-7378

jabraham@jqapartners.com

Source: Qualigen Therapeutics, Inc.

QUALIGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	2022	2021
	For the Three Months Ended March 31,
	2022	2021
REVENUES
Net product sales	$722,029	$1,420,842
License revenue	—	478,654
Total revenues	722,029	1,899,496
EXPENSES
Cost of product sales	828,848	1,202,479
General and administrative	2,898,751	2,873,939
Research and development	1,864,745	3,499,373
Sales and marketing	138,323	136,587
Total expenses	5,730,667	7,712,378

LOSS FROM OPERATIONS	(5,008,638)	(5,812,882)

OTHER (INCOME), NET
Gain on change in fair value of warrant liabilities	(683,242)	(552,808)
Interest income, net	(6,309)	(17,343)
Other income, net	(36)	(542)
Total other income, net	(689,587)	(570,693)

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,319,051)	(5,242,189)

PROVISION FOR INCOME TAXES	736	530

NET LOSS	$(4,319,787)	$(5,242,719)

Net loss per common share, basic and diluted	$(0.12)	$(0.19)
Weighted—average number of shares outstanding, basic and diluted	35,294,051	28,165,796

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QUALIGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash	$13,610,894	17,538,272
Accounts receivable, net	594,338	822,351
Inventory, net	1,400,712	1,055,878
Prepaid expenses and other current assets	1,097,822	1,379,896
Total current assets	16,703,766	20,796,397
Right-of-use assets	1,591,072	1,645,568
Property and equipment, net	230,242	203,920
Equipment held for lease, net	221	296
Intangible assets, net	164,818	171,190
Other assets	18,334	18,334
Total Assets	$18,708,453	$22,835,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$997,406	$886,224
Accrued expenses and other current liabilities	1,343,375	1,793,901
Deferred revenue, current portion	127,304	135,063
Operating lease liability, current portion	155,525	134,091
Warrant liabilities	1,002,100	1,686,200
Total current liabilities	3,625,710	4,635,479
Operating lease liability, net of current portion	1,484,833	1,542,564
Deferred revenue, net of current portion	81,081	92,928
Total liabilities	5,191,624	6,270,971
Stockholders’ equity
Common stock, $0.001 par value; 225,000,000 shares authorized; 35,295,541 and 35,290,178 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	35,295	35,290
Additional paid-in capital	102,545,950	101,274,073
Accumulated deficit	(89,064,416)	(84,744,629)
Total stockholders’ equity	13,516,829	16,564,734
Total Liabilities & Stockholders’ Equity	$18,708,453	$22,835,705

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.